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                                                            Exhibit 5.1

                        _____________, 2000



Avesta Technologies, Inc.




Ladies and Gentlemen:

       Reference is made to the Agreement and Plan of Merger by and among Visual Networks, Inc., a Delaware corporation ("Buyer"), Visual Acquisitions Three, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer ("Merger Sub"), and Avesta Technologies, Inc., a Delaware corporation (the
"Company"), dated as of February    , 2000 (the "Merger Agreement").  The
Merger Agreement provides for the acquisition of the Company by Buyer pursuant to a statutory merger of the Merger Sub with and into the Company on the terms and conditions set forth in the Merger Agreement. This opinion is rendered to you pursuant to Section 5.3(e) of the Merger Agreement, and all capitalized terms used herein have the meanings ascribed to them in the Merger Agreement unless otherwise defined herein.

       We have acted as counsel for Buyer in connection with the negotiation, execution and delivery of the Merger Agreement. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purposes of rendering this opinion. In addition, we have examined originals or copies of such corporate records of Buyer and the Merger Sub certificates of public officials and such other documents that we consider necessary or advisable for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

       As used in this opinion, the expression "to our knowledge," "known to us" or similar language with reference to matters of fact means that, after an examination of documents made available to us by Buyer, and after inquiries of officers of Buyer but without any further independent factual investigation, we find no reason to believe that the opinions expressed herein are factually incorrect. Further, the expression "to our knowledge," "known to us" or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for Buyer solely in connection with the Merger Agreement and the transactions contemplated thereby. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of Buyer or the rendering of the opinion set forth below.




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       For purposes of this opinion, we are assuming that the representations and warranties made by the Company in the Merger Agreement are true and correct as of the date hereof and that all covenants, obligations and conditions of the Merger Agreement to be performed by the Company on or prior to the date hereof have been so performed. We are also assuming that the Company has all requisite power and authority, and has taken any and all necessary corporate action, to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby.

       The opinion hereinafter expressed are subject to the following qualifications:

       a. We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors or secured parties, including without limitation, federal, state or other laws regarding fraudulent transfers;

       b. We express no opinion as to the effect of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity) or as to the effects of public policy on the enforceability of any provision of any agreement;

       c. We express no opinion as to compliance with the anti-fraud provisions of applicable securities laws;

       d. We are admitted to practice law in the State of Maryland and the District of Columbia, and we express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of Maryland and the General Corporate Laws of the State of Delaware. As you know, we are not licensed to practice law in the State of Delaware, and our opinions as to the General Corporate Law of the State of Delaware are based solely on our review of standard compilations of such laws and without reference to its conflicts of law rules; and

       e. This opinion is subject to the effect of statutes, principles of equity and court decisions providing (i) that certain covenants and provisions of agreements are unenforceable where enforcement of such covenants or provisions under the circumstances would violate the enforcing party's implied covenant of good faith and fair dealing and (ii) that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof that the court finds to be unconscionable or contrary to public policy.

       Based upon and subject to the foregoing, we are of the opinion that:

       1. Each of the Buyer and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Buyer and the Merger Sub is duly qualified to conduct business and is in corporate good standing under the




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laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each of the Buyer and the Merger Sub has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

       2. The authorized capital stock of the Buyer consists of (i) Five Million (5,000,000) shares of undesignated preferred stock, of which no shares were issued and outstanding as of the date hereof, and Fifty Million (50,000,000) shares of Buyer Common Stock, of which Twenty-Four Million, Eight Hundred Six Thousand, Five Hundred Nineteen (24,806,519) shares were issued and outstanding and no shares were held in the treasury of this Buyer as of January 12, 2000. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. As of January 12, 2000, there were Four Million, Six Hundred Fifty-Nine Thousand, Four Hundred Sixty (4,659,460) shares reserved for issuance under the Buyer Option Plans, under which options to purchase Three Million, Eight Hundred Thirty-Five Thousand, Four Hundred Seventy-One (3,835,471) shares of Buyer Common Stock are outstanding . There are no declared or accrued but unpaid dividends with regard to any issued and outstanding Buyer shares. Other than shares reserved for issuance under the Buyer Option Plans, there are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Buyer is a party or which are binding upon the Buyer providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer. All of the issued and outstanding shares of Buyer Common Stock were issued in compliance with applicable federal and state securities laws.

       3. Subject to the Requisite Buyer Stockholder Approval of the Merger and his Agent, each of the Buyer and the Merger Sub has all the requisite corporate power and authority to execute and deliver the Merger Agreement and the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Agreements, and, subject to the adoption of the Merger Agreement and the approval of the Merger by the Requisite Buyer Stockholder Approval, the performance of each of the Transaction Agreements, in each case , to which the Buyer or the Merger Sub is a party, and the consummation of the transactions contemplated thereby by the Buyer and the Merger Sub have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Merger Sub. This Agreement and the other Transaction Agreements to which the Buyer or the Merger Sub is a party have been duly executed and delivered by the Buyer and the Merger Sub, as the case may be (or in the case of Transactions Agreements to be executed and delivered at Closing, when executed and delivered will be duly and validly executed and delivered) and, assuming the due authorization, execution and delivery by the Company, constitute (or in the case of Transaction Agreements to be executed and delivered at Closing, when executed and delivered will constitute) a valid and binding obligation of the Buyer and the Merger Sub, as the case may be, enforceable against them in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies,



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including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

       4. To our knowledge and subject to (a) compliance with the applicable requirements of the Securities Act, any applicable state securities laws and the Exchange Act, (b) the filing of the Certificate of Merger as required by the DGCL, and (c) except as otherwise provided in this Merger Agreement, neither the execution and delivery of the Merger Agreement, nor the consummation by the Buyer or the Merger Sub of the transactions contemplated hereby or thereby, will: (1) conflict with or violate any provision of the Charter or By-Laws of the Buyer or the Merger Sub; (2) require on the part of the Buyer and Merger Sub any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (3) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or Merger Sub is a party or by which either is bound or to which any of their assets are subject; or (4) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Merger Sub or any of their properties or assets.

       5. To our knowledge, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Buyer or the Merger Sub that, individually or in the aggregate, could prevent, enjoin or materially alter or delay any of the transactions contemplated by the Buyer or the Transaction Agreements or have a Material Adverse Effect on the business, assets or financial condition of the Buyer or the Merger Sub.

       6. To our knowledge, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any court, tribunal or Governmental Entity or threatened against the Buyer or the Merger Sub, that, individually or in the aggregate, could prevent, enjoin or materially alter or delay any of the transactions contemplated by the Buyer or the Transaction Agreements or have a Material Adverse Effect on the business, assets or financial condition of the Buyer or the Merger Sub. To our knowledge, there is no judgment, decree or order against the Buyer or the Merger Sub or any of its officers, directors, employees or agents (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by the Merger Agreement or have a Material Adverse Effect on the Buyer or the Merger Sub.

       7. Upon the filing of the Certificate of Merger with and acceptance for record by the Secretary of State of the State of Delaware, the Merger will be effective under Delaware law.

       The opinions expressed herein are rendered to you as of the date hereof and with respect to the laws in effect as of the date hereof, and we assume no obligations to supplement this


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opinion in the event of any change in applicable law or in the facts upon which any of the opinions herein are based. The opinions expressed in this letter are solely for your use and benefit and the use and benefit of your legal counsel, Dewey Ballantine LLP, and these opinions may not be relied upon by any other persons without our prior written approval. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.



                                Very truly yours,


                                Piper Marbury Rudnick & Wolfe LLP



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